Filed pursuant to Rule 433(d)

Registration Statement No. 333-149511

March 6, 2008

Koninklijke Phlips Electronics N.V.

US$500,000,000 4.625% Notes due 2013

US$1,250,000,000 5.750% Notes due 2018

US$1,000,000,000 6.875% Notes due 2038

US$350,000,000 Floating Rate Notes due 2011

FINAL TERM SHEETS

4.625% Notes due 2013

Issuer:	Koninklijke Philips Electronics N.V.

Security:	4.625% Notes due 2013

Size:	$500,000,000

Underwriters’ Discount	0.350%

Maturity Date:	March 11, 2013

Coupon:	4.625%

Interest Payment Dates:	March 11 and September 11, commencing September 11, 2008

Price to Public:	99.230%

Benchmark Treasury:	UST 2.750% due February 28, 2013

Benchmark Treasury Yield:	2.600%

Spread to Benchmark Treasury:	+ 220 bp

Yield:	4.800%

Make-Whole Call:	Treasury Rate (as defined in the Preliminary Prospectus) + 35 bp

Expected Settlement Date:	March 11, 2008

CUSIP:	500472AA3

ISIN:	US500472AA30

Anticipated Ratings:	A3 with stable outlook by Moody’s Investors Service, Inc. A- with stable outlook by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities Inc. Credit Suisse Securities (USA) LLC Greenwich Capital Markets, Inc. UBS Securities LLC

Co-Managers:	BNP Paribas Securities Corp. HSBC Securities (USA) Inc. ING Financial Markets LLC Rabo Securities USA, Inc. SG Americas Securities, LLC

Correction to Preliminary Prospectus dated March 4, 2008:

- pg. S-10 – The line item “Total long-term liabilities and shareholders’ equity” should read “Total liabilities and stockholders’ equity”.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407 or UBS Securities LLC toll free at 1-877-827-6444 (ext. 561-3884).

5.750% Notes due 2018

Issuer:	Koninklijke Philips Electronics N.V.

Security:	5.750% Notes due 2018

Size:	$1,250,000,000

Underwriters’ Discount	0.450%

Maturity Date:	March 11, 2018

Coupon:	5.750%

Interest Payment Dates:	March 11 and September 11, commencing September 11, 2008

Price to Public:	98.805%

Benchmark Treasury:	UST 3.500% due February 15, 2018

Benchmark Treasury Yield:	3.710%

Spread to Benchmark Treasury:	+ 220 bp

Yield:	5.910%

Make-Whole Call:	Treasury Rate (as defined in the Preliminary Prospectus) +35 bp

Expected Settlement Date:	March 11, 2008

CUSIP:	500472AB1

ISIN:	US500472AB13

Anticipated Ratings:	A3 with stable outlook by Moody’s Investors Service, Inc. A- with stable outlook by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities Inc. Credit Suisse Securities (USA) LLC Greenwich Capital Markets, Inc. UBS Securities LLC

Co-Managers:	BNP Paribas Securities Corp. HSBC Securities (USA) Inc. ING Financial Markets LLC Rabo Securities USA, Inc. SG Americas Securities, LLC

Correction to Preliminary Prospectus dated March 4, 2008:

- pg. S-10 – The line item “Total long-term liabilities and shareholders’ equity” should read “Total liabilities and stockholders’ equity”.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407 or UBS Securities LLC toll free at 1-877-827-6444 (ext. 561-3884).

6.875% Notes due 2038

Issuer:	Koninklijke Philips Electronics N.V.

Security:	6.875% Notes due 2038

Size:	$1,000,000,000

Underwriters’ Discount	0.875%

Maturity Date:	March 11, 2038

Coupon:	6.875%

Interest Payment Dates:	March 11 and September 11, commencing September 11, 2008

Price to Public:	98.330%

Benchmark Treasury:	UST 5.000% due May 15, 2037

Benchmark Treasury Yield:	4.609%

Spread to Benchmark Treasury:	+ 240 bp

Yield:	7.009%

Make-Whole Call:	Treasury Rate (as defined in the Preliminary Prospectus) +40 bp

Expected Settlement Date:	March 11, 2008

CUSIP:	500472AC9

ISIN:	US500472AC95

Anticipated Ratings:	A3 with stable outlook by Moody’s Investors Service, Inc. A- with stable outlook by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities Inc. Credit Suisse Securities (USA) LLC Greenwich Capital Markets, Inc. UBS Securities LLC

Co-Managers:	BNP Paribas Securities Corp. HSBC Securities (USA) Inc. ING Financial Markets LLC Rabo Securities USA, Inc. SG Americas Securities, LLC

Correction to Preliminary Prospectus dated March 4, 2008:

- pg. S-10 – The line item “Total long-term liabilities and shareholders’ equity” should read “Total liabilities and stockholders’ equity”.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407 or UBS Securities LLC toll free at 1-877-827-6444 (ext. 561-3884).

Floating Rate Notes due 2011

Issuer:	Koninklijke Philips Electronics N.V.

Security:	Floating Rate Notes due 2011

Size:	$350,000,000

Underwriters’ Discount	0.225%

Maturity Date:	March 11, 2011

Day Count Convention:	Actual/360

Coupon:	For the first interest period, LIBOR (as defined below) + 115 bp. Thereafter, the interest rate will be calculated as described below under “Interest Rate”.

Interest Payment Dates:	Interest on the Floating Rate Notes will be paid quarterly in arrears on March 11, June 11, September 11, and December 11 of each year commencing June 11, 2008.

Price to Public:	100% of principal amount

Expected Settlement Date:	March 11, 2008

CUSIP:	500472AD7

ISIN:	US500472D78

Anticipated Ratings:	A3 with stable outlook by Moody’s Investors Service, Inc. A- with stable outlook by Standard & Poor’s Ratings Services

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities Inc. Credit Suisse Securities (USA) LLC Greenwich Capital Markets, Inc. UBS Securities LLC

Co-Managers:	BNP Paribas Securities Corp. HSBC Securities (USA) Inc. ING Financial Markets LLC Rabo Securities USA, Inc. SG Americas Securities, LLC

Descriptions of Provisions Applicable to Floating Rate Notes

Maturity. The entire principal amount of the Floating Rate Notes will mature and become due and payable, together with any accrued and unpaid interest, on March 11, 2011

Interest Rate. The interest rate for the Floating Rate Notes for the first Floating Rate Interest Period (as defined below) will be LIBOR (as defined below) as determined on, March 5, 2008 plus the Spread. Thereafter, the interest rate for any Floating Rate Interest Period will be LIBOR as determined on the applicable Interest Determination Date (as defined below) plus the Spread, in each case calculated on the basis of a 360-day year and the actual number of days elapsed. The Spread is 115 basis points.

Interest Payment Dates. Interest on the Floating Rate Notes will be paid quarterly in arrears on March 11, June 11, September 11, and December 11, of each year, commencing June 11, 2008 (each a “Floating Rate Interest Payment Date”). However, if a Floating Rate Interest Payment Date would fall on a day that is not a business day, the Floating Rate Interest Payment Date will be postponed to the next succeeding day that is a business day, except that if the business day falls in the next succeeding calendar month, the applicable Floating Rate Interest Payment Date will be the immediately preceding business day. In each such case, except for the Floating Rate Interest Payment Date falling on the maturity date, the Floating Rate Interest Periods (as defined below) and the Interest Reset Dates will be adjusted accordingly to calculate the amount of interest payable on the notes.

Interest Reset Dates. The interest rate will be reset on March 11, June 11, September 11 and December 11 of each year, commencing June 11, 2008 (each, an “Interest Reset Date”). However, if any Interest Reset Date would otherwise be a day that is not a business day, that Interest Reset Date will be postponed to the next succeeding day that is a business day, except that if the business day falls in the next succeeding calendar month, the applicable Interest Reset Date will be the immediately preceding business day.

Interest Periods. The first interest period will be the period from and including the original issue date to but excluding the immediately succeeding Interest Reset Date. Thereafter, the interest periods will be the periods from and including an Interest Reset Date to but excluding the immediately succeeding Interest Reset Date (together with the first interest period, each a “Floating Rate Interest Period”). However, the final Interest Period will be the period from and including the Interest Reset Date immediately preceding the maturity date to the maturity date.

Interest Determination Date. The calculation agent in respect of the Floating Rate Notes, will determine LIBOR (as defined below) for each Floating Rate Interest Period on the second London business day prior to the first day of such Floating Rate Interest Period (an “Interest Determination Date”). LIBOR for the first Floating Rate Interest Period will be determined on March 5, 2008.

LIBOR means, with respect to any Interest Determination Date, the offered rate for deposits of US dollars having a maturity of three months that appears on the Reuters Screen LIBOR01 display page, or any successor page, on Reuters or any successor service (or any such other service(s) as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for US dollar deposits) (the “Designated LIBOR Page”).

If no rate appears on the Designated LIBOR Page, LIBOR will be determined for such Interest Determination Date on the basis of the rates at approximately 11:00 a.m., London time, on such Interest Determination Date at which deposits in US dollars are offered to prime banks in the London inter-bank market by four major banks in such market selected by the calculation agent, after consultation with us, for a term of three months and in a principal amount equal to an amount that in the judgment of the calculation agent is representative for a single transaction in US dollars in such market at such time (a “Representative Amount”). The calculation agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such Interest Period will be the arithmetic mean (rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-millionths of a percentage point rounded upwards) of such quotations. If fewer than two such quotations are provided, LIBOR for such Interest Period will be the arithmetic mean (rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five millionths of a percentage point rounded upwards) of the rates quoted at approximately 11:00 a.m. in the City of New York on such Interest Determination Date by three major banks in New York City, selected by the calculation agent, after consultation with us, for loans in US dollars to leading European banks, for a term of three months and in a Representative Amount; provided, however, that if the banks so selected are not quoting as mentioned above, the then-existing LIBOR rate will remain in effect for such Interest Period.

The interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by law.

Correction to Preliminary Prospectus dated March 4, 2008:

- pg. S-10 – The line item “Total long-term liabilities and shareholders’ equity” should read “Total liabilities and stockholders’ equity”.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407 or UBS Securities LLC toll free at 1-877-827-6444 (ext. 561-3884).